Cusip No. 93148P102	Page 1 of 55 Pages

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13D
(Amendment No. 3)
Under the Securities Exchange Act of 1934

WALKER & DUNLOP, INC.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

93148P102

(CUSIP Number)

Fortress Investment Group LLC
1345 Avenue of the Americas, 46th Floor
New York, NY  10105
Attention: Michael J. Cohn
Tel:  212-798-6100
Fax:  212-798-6075

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)
Copy to:

Sidley Austin LLP
787 Seventh Avenue
New York, NY  10019
Attention:  Matthew J. Rizzo, Esq.
Tel:  (212) 839-5300
Fax:  (212) 839-5599

May 24, 2012

(Date of Event which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.
Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See Rule §240.13d-7 for other parties to whom copies are to be sent.

(*) The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Cusip No. 93148P102	Page 2 of 55 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Credit Opportunities Fund (A) LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	13,868,961 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	10,546,534 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		13,868,961
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.7% (based upon 34,966,265 Shares as reported by the Company in its Form 10-Q for the quarterly period ended March 31, 2013)
14.	TYPE OF REPORTING PERSON* PN

*See Instructions
(1) See item (5)

Cusip No. 93148P102	Page 3 of 55 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Credit Opportunities Fund II (A) LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	13,868,961 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	10,546,534 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		13,868,961
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.7% (based upon 34,966,265 Shares as reported by the Company in its Form 10-Q for the quarterly period ended March 31, 2013)
14.	TYPE OF REPORTING PERSON* PN

*See Instructions
(1) See item (5)

Cusip No. 93148P102	Page 4 of 55 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Credit Opportunities Fund II (E) LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	13,868,961 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	10,546,534 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		13,868,961
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.7% (based upon 34,966,265 Shares as reported by the Company in its Form 10-Q for the quarterly period ended March 31, 2013)
14.	TYPE OF REPORTING PERSON* PN

*See Instructions
(1) See item (5)

Cusip No. 93148P102	Page 5 of 55 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FCO MA II UB Securities LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	13,868,961 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	10,546,534 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		13,868,961
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.7% (based upon 34,966,265 Shares as reported by the Company in its Form 10-Q for the quarterly period ended March 31, 2013)
14.	TYPE OF REPORTING PERSON* OO

*See Instructions
(1) See item (5)

Cusip No. 93148P102	Page 6 of 55 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FCO MA II LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	13,868,961 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	10,546,534 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		13,868,961
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.7% (based upon 34,966,265 Shares as reported by the Company in its Form 10-Q for the quarterly period ended March 31, 2013)
14.	TYPE OF REPORTING PERSON* PN

*See Instructions
(1) See item (5)

Cusip No. 93148P102	Page 7 of 55 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FCO MA LSS LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	13,868,961 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	10,546,534 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		13,868,961
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.7% (based upon 34,966,265 Shares as reported by the Company in its Form 10-Q for the quarterly period ended March 31, 2013)
14.	TYPE OF REPORTING PERSON* PN

*See Instructions
(1) See item (5)

Cusip No. 93148P102	Page 8 of 55 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Credit Opportunities Fund (B) LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	13,868,961 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	10,546,534 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		13,868,961
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.7% (based upon 34,966,265 Shares as reported by the Company in its Form 10-Q for the quarterly period ended March 31, 2013)
14.	TYPE OF REPORTING PERSON* PN

*See Instructions
(1) See item (5)

Cusip No. 93148P102	Page 9 of 55 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Credit Opportunities Fund (C) L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	13,868,961 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	10,546,534 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		13,868,961
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.7% (based upon 34,966,265 Shares as reported by the Company in its Form 10-Q for the quarterly period ended March 31, 2013)
14.	TYPE OF REPORTING PERSON* PN

*See Instructions
(1) See item (5)

Cusip No. 93148P102	Page 10 of 55 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Credit Opportunities Fund II (B) LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	13,868,961 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	10,546,534 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		13,868,961
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.7% (based upon 34,966,265 Shares as reported by the Company in its Form 10-Q for the quarterly period ended March 31, 2013)
14.	TYPE OF REPORTING PERSON* PN

*See Instructions
(1) See item (5)

Cusip No. 93148P102	Page 11 of 55 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Credit Opportunities Fund II (C) L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	13,868,961 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	10,546,534 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		13,868,961
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.7% (based upon 34,966,265 Shares as reported by the Company in its Form 10-Q for the quarterly period ended March 31, 2013)
14.	TYPE OF REPORTING PERSON* PN

*See Instructions
(1) See item (5)

Cusip No. 93148P102	Page 12 of 55 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Credit Opportunities Fund II (D) L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	13,868,961 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	10,546,534 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		13,868,961
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.7% (based upon 34,966,265 Shares as reported by the Company in its Form 10-Q for the quarterly period ended March 31, 2013)
14.	TYPE OF REPORTING PERSON* PN

*See Instructions
(1) See item (5)

Cusip No. 93148P102	Page 13 of 55 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FTS SIP L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Jersey
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	13,868,961 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	10,546,534 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		13,868,961
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.7% (based upon 34,966,265 Shares as reported by the Company in its Form 10-Q for the quarterly period ended March 31, 2013)
14.	TYPE OF REPORTING PERSON* PN

*See Instructions
(1) See item (5)

Cusip No. 93148P102	Page 14 of 55 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FCO Fund GP LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	13,868,961 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	10,546,534 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		13,868,961
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.7% (based upon 34,966,265 Shares as reported by the Company in its Form 10-Q for the quarterly period ended March 31, 2013)
14.	TYPE OF REPORTING PERSON* OO

* See Instructions

(1) Solely in its capacity as general partner of Fortress Credit Opportunities Fund (A) LP, Fortress Credit Opportunities Fund (B) LP and Fortress Credit Opportunities Fund (C) L.P.

Cusip No. 93148P102	Page 15 of 55 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FCO Fund II GP LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	13,868,961 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	10,546,534 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		13,868,961
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.7% (based upon 34,966,265 Shares as reported by the Company in its Form 10-Q for the quarterly period ended March 31, 2013)
14.	TYPE OF REPORTING PERSON* OO

* See Instructions

(1) Solely in its capacity as general partner of Fortress Credit Opportunities Fund II (A) LP, Fortress Credit Opportunities Fund II (E) LP, Fortress Credit Opportunities Fund II (B) LP, Fortress Credit Opportunities Fund II (C) L.P. and Fortress Credit Opportunities Fund II (D) L.P.

Cusip No. 93148P102	Page 16 of 55 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FCO MA GP LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	13,868,961 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	10,546,534 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		13,868,961
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.7% (based upon 34,966,265 Shares as reported by the Company in its Form 10-Q for the quarterly period ended March 31, 2013)
14.	TYPE OF REPORTING PERSON* OO

* See Instructions

(1) Solely in its capacity as general partner of FTS SIP L.P.

Cusip No. 93148P102	Page 17 of 55 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FCO MA II GP LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	13,868,961 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	10,546,534 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		13,868,961
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.7% (based upon 34,966,265 Shares as reported by the Company in its Form 10-Q for the quarterly period ended March 31, 2013)
14.	TYPE OF REPORTING PERSON* OO

* See Instructions

(1) Solely in its capacity as general partner of FCO MA II LP.

Cusip No. 93148P102	Page 18 of 55 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FCO MA LSS GP LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	13,868,961 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	10,546,534 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		13,868,961
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.7% (based upon 34,966,265 Shares as reported by the Company in its Form 10-Q for the quarterly period ended March 31, 2013)
14.	TYPE OF REPORTING PERSON* OO

* See Instructions

(1) Solely in its capacity as general partner of FCO MA LSS LP.

Cusip No. 93148P102	Page 19 of 55 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Credit Opportunities Advisors LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	13,868,961 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	10,546,534 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		13,868,961
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.7% (based upon 34,966,265 Shares as reported by the Company in its Form 10-Q for the quarterly period ended March 31, 2013)
14.	TYPE OF REPORTING PERSON* OO

* See Instructions

(1) Solely in its capacity as investment advisor of Fortress Credit Opportunities Fund (A) LP, Fortress Credit Opportunities Fund II (A) LP, Fortress Credit Opportunities Fund II (E) LP, Fortress Credit Opportunities Fund (B) LP, Fortress Credit Opportunities Fund (C) L.P., Fortress Credit Opportunities Fund II (B) LP, Fortress Credit Opportunities Fund II (C) L.P. and Fortress Credit Opportunities Fund II (D) L.P. pursuant to management agreements.

Cusip No. 93148P102	Page 20 of 55 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Credit Opportunities MA Advisors LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	13,868,961 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	10,546,534 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		13,868,961
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.7% (based upon 34,966,265 Shares as reported by the Company in its Form 10-Q for the quarterly period ended March 31, 2013)
14.	TYPE OF REPORTING PERSON* OO

* See Instructions

(1) Solely in its capacity as investment advisor of FTS SIP L.P. pursuant to a management agreement.

Cusip No. 93148P102	Page 21 of 55 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Credit Opportunities MA II Advisors LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	13,868,961 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	10,546,534 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		13,868,961
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.7% (based upon 34,966,265 Shares as reported by the Company in its Form 10-Q for the quarterly period ended March 31, 2013)
14.	TYPE OF REPORTING PERSON* OO

* See Instructions

(1) Solely in its capacity as investment advisor of FCO MA II LP pursuant to a management agreement.

Cusip No. 93148P102	Page 22 of 55 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FCO MA LSS Advisors LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	13,868,961 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	10,546,534 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		13,868,961
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.7% (based upon 34,966,265 Shares as reported by the Company in its Form 10-Q for the quarterly period ended March 31, 2013)
14.	TYPE OF REPORTING PERSON* OO

* See Instructions

(1) Solely in its capacity as investment advisor of FCO MA LSS LP pursuant to a management agreement.

Cusip No. 93148P102	Page 23 of 55 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FCOF UB Investments LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	13,868,961 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	10,546,534 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		13,868,961
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.7% (based upon 34,966,265 Shares as reported by the Company in its Form 10-Q for the quarterly period ended March 31, 2013)
14.	TYPE OF REPORTING PERSON* OO

*See Instructions
(1) See Item (5)

Cusip No. 93148P102	Page 24 of 55 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FCOF II UB Investments LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	13,868,961 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	10,546,534 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		13,868,961
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.7% (based upon 34,966,265 Shares as reported by the Company in its Form 10-Q for the quarterly period ended March 31, 2013)
14.	TYPE OF REPORTING PERSON* OO

*See Instructions
(1) See Item (5)

Cusip No. 93148P102	Page 25 of 55 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Investment Fund V (Fund A) L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	13,868,961 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	10,546,534 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		13,868,961
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.7% (based upon 34,966,265 Shares as reported by the Company in its Form 10-Q for the quarterly period ended March 31, 2013)
14.	TYPE OF REPORTING PERSON* PN

*See Instructions
(1) See Item (5)

Cusip No. 93148P102	Page 26 of 55 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Investment Fund V (Fund D) L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	13,868,961 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	10,546,534 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		13,868,961
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.7% (based upon 34,966,265 Shares as reported by the Company in its Form 10-Q for the quarterly period ended March 31, 2013)
14.	TYPE OF REPORTING PERSON* PN

*See Instructions
(1) See Item (5)

Cusip No. 93148P102	Page 27 of 55 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Investment Fund V (Fund E) L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	13,868,961 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	10,546,534 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		13,868,961
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.7% (based upon 34,966,265 Shares as reported by the Company in its Form 10-Q for the quarterly period ended March 31, 2013)
14.	TYPE OF REPORTING PERSON* PN

*See Instructions
(1) See Item (5)

Cusip No. 93148P102	Page 28 of 55 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Investment Fund V (Fund B) L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	13,868,961 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	10,546,534 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		13,868,961
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.7% (based upon 34,966,265 Shares as reported by the Company in its Form 10-Q for the quarterly period ended March 31, 2013)
14.	TYPE OF REPORTING PERSON* PN

*See Instructions
(1) See Item (5)

Cusip No. 93148P102	Page 29 of 55 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Investment Fund V (Fund C) L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	13,868,961 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	10,546,534 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		13,868,961
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.7% (based upon 34,966,265 Shares as reported by the Company in its Form 10-Q for the quarterly period ended March 31, 2013)
14.	TYPE OF REPORTING PERSON* PN

*See Instructions
(1) See Item (5)

Cusip No. 93148P102	Page 30 of 55 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Investment Fund V (Fund F) L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	13,868,961 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	10,546,534 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		13,868,961
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.7% (based upon 34,966,265 Shares as reported by the Company in its Form 10-Q for the quarterly period ended March 31, 2013)
14.	TYPE OF REPORTING PERSON* PN

*See Instructions
(1) See Item (5)

Cusip No. 93148P102	Page 31 of 55 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Investment Fund V (Fund G) L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	13,868,961 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	10,546,534 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		13,868,961
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.7% (based upon 34,966,265 Shares as reported by the Company in its Form 10-Q for the quarterly period ended March 31, 2013)
14.	TYPE OF REPORTING PERSON* PN

*See Instructions
(1) See Item (5)

Cusip No. 93148P102	Page 32 of 55 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Fund V GP L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	13,868,961 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	10,546,534 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		13,868,961
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.7% (based upon 34,966,265 Shares as reported by the Company in its Form 10-Q for the quarterly period ended March 31, 2013)
14.	TYPE OF REPORTING PERSON* PN

* See Instructions

(1) Solely in its capacity as general partner of Fortress Investment Fund V (Fund A) L.P., Fortress Investment Fund V (Fund D) L.P. and Fortress Investment Fund V (Fund E) L.P.

Cusip No. 93148P102	Page 33 of 55 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Fund V GP (BCF) L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	13,868,961 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	10,546,534 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		13,868,961
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.7% (based upon 34,966,265 Shares as reported by the Company in its Form 10-Q for the quarterly period ended March 31, 2013)
14.	TYPE OF REPORTING PERSON* PN

* See Instructions

(1) Solely in its capacity as general partner of Fortress Investment Fund V (Fund B) L.P., Fortress Investment Fund V (Fund C) L.P., Fortress Investment Fund V (Fund F) L.P. and Fortress Investment Fund V (Fund G) L.P.

Cusip No. 93148P102	Page 34 of 55 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FIG LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	13,868,961 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	10,546,534 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		13,868,961
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.7% (based upon 34,966,265 Shares as reported by the Company in its Form 10-Q for the quarterly period ended March 31, 2013)
14.	TYPE OF REPORTING PERSON* OO

* See Instructions

(1) Solely in its capacity as investment advisor to Fortress Investment Fund V (Fund A) L.P., Fortress Investment Fund V (Fund D) L.P., Fortress Investment Fund V (Fund E) L.P., Fortress Investment Fund V (Fund B) L.P., Fortress Investment Fund V (Fund C) L.P., Fortress Investment Fund V (Fund F) L.P. and Fortress Investment Fund V (Fund G) L.P. pursuant to management agreements, and as owner of the membership interests of Fortress Credit Opportunities Advisors LLC, Fortress Credit Opportunities MA Advisors LLC, Fortress Credit Opportunities MA II Advisors LLC and FCO MA LSS Advisors LLC.

Cusip No. 93148P102	Page 35 of 55 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Hybrid GP Holdings LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	13,868,961 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	10,546,534 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		13,868,961
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.7% (based upon 34,966,265 Shares as reported by the Company in its Form 10-Q for the quarterly period ended March 31, 2013)
14.	TYPE OF REPORTING PERSON* OO

* See Instructions

(1) Solely in its capacity as holder of all the membership interests of FCO Fund GP LLC, FCO Fund II GP LLC, FCO MA GP LLC, FCO MA II GP LLC, and FCO MA LSS GP LLC.

Cusip No. 93148P102	Page 36 of 55 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Fund V GP Holdings Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	13,868,961 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	10,546,534 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		13,868,961
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.7% (based upon 34,966,265 Shares as reported by the Company in its Form 10-Q for the quarterly period ended March 31, 2013)
14.	TYPE OF REPORTING PERSON* OO

* See Instructions

(1) Solely in its capacity as general partner of Fortress Fund V GP L.P.

Cusip No. 93148P102	Page 37 of 55 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Fund V GP Holdings Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	13,868,961 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	10,546,534 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		13,868,961
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.7% (based upon 34,966,265 Shares as reported by the Company in its Form 10-Q for the quarterly period ended March 31, 2013)
14.	TYPE OF REPORTING PERSON* OO

* See Instructions

(1) Solely in its capacity as general partner of Fortress Fund V GP (BCF) L.P.

Cusip No. 93148P102	Page 38 of 55 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Principal Holdings I LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	13,868,961 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	10,546,534 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		13,868,961
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.7% (based upon 34,966,265 Shares as reported by the Company in its Form 10-Q for the quarterly period ended March 31, 2013)
14.	TYPE OF REPORTING PERSON* PN

* See Instructions

(1) Solely in its capacity as holder of all limited company interests in Fortress Fund V GP (BCF) Holdings Ltd.

Cusip No. 93148P102	Page 39 of 55 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FIG Asset Co. LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	13,868,961 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	10,546,534 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		13,868,961
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.7% (based upon 34,966,265 Shares as reported by the Company in its Form 10-Q for the quarterly period ended March 31, 2013)
14.	TYPE OF REPORTING PERSON* OO

* See Instructions

(1) Solely in its capacity as general partner of Principal Holdings I LP.

Cusip No. 93148P102	Page 40 of 55 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Operating Entity I LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	13,868,961 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	10,546,534 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		13,868,961
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.7% (based upon 34,966,265 Shares as reported by the Company in its Form 10-Q for the quarterly period ended March 31, 2013)
14.	TYPE OF REPORTING PERSON* PN

* See Instructions

(1) Solely in its capacities as managing member of Hybrid GP Holdings LLC, as holder of all membership interests of FIG LLC, and as holder of all limited company interests of Fortress Fund V GP Holdings Ltd.

Cusip No. 93148P102	Page 41 of 55 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FIG Corp.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	13,868,961 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	10,546,534 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		13,868,961
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.7% (based upon 34,966,265 Shares as reported by the Company in its Form 10-Q for the quarterly period ended March 31, 2013)
14.	TYPE OF REPORTING PERSON* CO

* See Instructions

(1) Solely in its capacity as general partner of Fortress Operating Entity I LP.

Cusip No. 93148P102	Page 42 of 55 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Investment Group LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒ - Joint Filing
3	SEC USE ONLY
4.	SOURCES OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	13,868,961 (1)
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	10,546,534 (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		13,868,961
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 39.7% (based upon 34,966,265 Shares as reported by the Company in its Form 10-Q for the quarterly period ended March 31, 2013)
14.	TYPE OF REPORTING PERSON* OO

* See Instructions

(1) Solely in its capacity as holder of all shares of FIG Corp. and all membership interests of FIG Asset Co. LLC.

Cusip No. 93148P102	Page 43 of 55 Pages

Introduction.

This Amendment No. 3 to the statement on Schedule 13D (this “Amendment”) amends the statement on Schedule 13D filed on June 19, 2012 with respect to the shares of common stock, par value $0.01 per share (the “Common Stock”), of Walker & Dunlop, Inc., a Maryland corporation (the “Company”), as amended by Amendment No. 1 to the Statement filed on September 14, 2012 and Amendment No. 2 to the Statement filed on December 31, 2012 (the “Statement”).

This Amendment is filed jointly by the following Reporting Persons (i) Fortress Credit Opportunities Fund (A) LP (“FCOF (A)”), (ii) Fortress Credit Opportunities Fund II (A) LP (“FCOF II (A)”), (iii) Fortress Credit Opportunities Fund II (E) LP (“FCOF II (E)”), (iv) FCO MA II UB Securities LLC (“FCO MA II UB”), (v) FCO MA II LP (“FCO MA II”), (vi) FCO MA LSS LP (“FCO MA LSS”), (vii) Fortress Credit Opportunities Fund (B) LP (“FCOF (B)”), (viii) Fortress Credit Opportunities Fund (C) L.P. (“FCOF (C)”), (ix) Fortress Credit Opportunities Fund II (B) LP (“FCOF II (B)”), (x) Fortress Credit Opportunities Fund II (C) L.P. (“FCOF II (C)”), (xi) Fortress Credit Opportunities Fund II (D) L.P. (“FCOF II (D)”), (xii) FTS SIP L.P. (“FTS SIP”), (xii) FCO Fund GP LLC (“FCO Fund GP”), (xiv) FCO Fund II GP LLC (“FCO Fund II GP”), (xv) FCO MA GP LLC (“FCO MA GP”), (xvi) FCO MA II GP LLC (“FCO MA II GP”), (xvii) FCO MA LSS GP LLC (“FCO MA LSS GP”), (xviii) Fortress Credit Opportunities Advisors LLC (“FCO Advisors”), (xix) Fortress Credit Opportunities MA Advisors LLC (“FCO MA Advisors”), (xx) Fortress Credit Opportunities MA II Advisors LLC (“FCO MA II Advisors”), (xxi) FCO MA LSS Advisors LLC (“FCO MA LSS Advisors”), (xxii)  FCOF UB Investments LLC (“FCOF UB”), (xxiii) FCOF II UB Investments LLC (“FCOF II UB”), (xxiv) Fortress Investment Fund V (Fund A) L.P. (“FIF V (A)”), (xxv) Fortress Investment Fund V (Fund D) L.P. (“FIF V (D)”), (xxvi) Fortress Investment Fund V (Fund E) L.P. (“FIF V (E)”),  (xxvii) Fortress Investment Fund V (Fund B) L.P. (“FIF V (B)”), (xxviii) Fortress Investment Fund V (Fund C) L.P. (“FIF V (C)”), (xxix) Fortress Investment Fund V (Fund F) L.P. (“FIF V (F)”), (xxx) Fortress Investment Fund V (Fund G) L.P. (“FIF V (G)”), (xxxi) Fortress Fund V GP L.P. (“FF V GP”), (xxxii) Fortress Fund V GP (BCF) L.P. (“FF V GP (BCF)”), (xxxiii) FIG LLC, (xxxiv) Hybrid GP Holdings LLC (“Hybrid GP Holdings”), (xxxv) Fortress Fund V GP Holdings Ltd. (“FF V GP Holdings”), (xxxvi) Fortress Fund V GP (BCF) Holdings Ltd. (“FF V GP (BCF) Holdings”), (xxxvii) Principal Holdings I LP (“Principal Holdings I”), (xxxviii) FIG Asset Co. LLC (“FIG Asset Co.”), (xxxix) Fortress Operating Entity I LP (“FOE I”), (xl) FIG Corp. and (xli) Fortress Investment Group LLC .

 Except as provided herein, this Amendment does not modify any of the information previously reported on the Statement.  Capitalized terms used but not defined herein have the meanings given to them in the Statement.

Item 2.  Identity and Background.

The response set forth in Item 2 of the Statement is hereby amended by adding the following disclosure to each subsection of Item 2 as indicated below:

(a)-(c),(f):

FCO MA II UB Securities LLC (“FCO MA II UB”) and is a Delaware limited liability company. FCO MA II UB is in the business of investing and/or investment management and  has a principal business and principal office address of c/o Fortress Investment Group LLC,1345 Avenue of the Americas, 46th Floor, New York, New York, 10105.

Set forth in Schedule A-1 attached hereto is a listing of the directors and executive officers of FCO MA II UB (collectively, the “FCO MA II UB Covered Persons”), and the business address and present principal occupation or employment of each of the FCO MA II UB Covered Persons, and is incorporated herein by reference.  Except as set forth in Schedule A-1, each of the FCO MA II UB Covered Persons is a United States citizen.

(d)-(e):

None of the FCO MA II UB or the FCO MA II UB Covered Persons identified in this Item 2 has during the past five years been convicted of any criminal proceeding (excluding traffic violations or similar misdemeanors),

Cusip No. 93148P102	Page 44 of 55 Pages

nor been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction which resulted in a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 5.  Interest in Securities of the Issuer.

The response set forth in Item 5 of the Statement is hereby amended by adding the following disclosure to each subsection of Item 5 as indicated below:

(a)-(b)

Pursuant to the Column Voting Agreement as described in Item 4 above, the Reporting Persons may be deemed to have beneficial ownership of 3,322,427 shares of Common Stock held by Column (the “Column Shares”), based on the Schedule 14A filed by the Company on April 26, 2013.

On April 8, 2013, FCO MA II transferred 776,483 shares of Common Stock to its affiliate, FCO MA II UB.

On May 24, 2013, the following sales of Common Stock were effected:

Reporting Person:		Shares Sold:
Fortress Investment Fund V (Fund A) L.P.		251,774
Fortress Investment Fund V (Fund B) L.P.		81,508
Fortress Investment Fund V (Fund C) L.P.		87,230
Fortress Investment Fund V (Fund D) L.P.		103,728
Fortress Investment Fund V (Fund E) L.P.		4,636
Fortress Investment Fund V (Fund F) L.P.		8,464
Fortress Investment Fund V (Fund G) L.P.		13,021
FCOF UB Investments LLC		220,144
FCOF II UB Investments LLC		146,763
FTS SIP LP		91,727
FCO MA II UB		73,381
FCO MA LSS LP		18,345

	Total	1,100,721

As a result of the foregoing transfers, the Reporting Persons may be deemed to beneficially own 13,868,961 shares of Common Stock (the “Shares”), consisting of the Column Shares subject to the Column Voting Agreement and the 10,546,534 shares of Common Stock held following the sales described above.

FCO MA II  may be deemed to own the Shares, as the sole member of FCO MA II UB, and has the ability to direct the management and affairs of FCO MA II  as members.

(c) Except as otherwise described herein, neither the Reporting Persons nor, to the knowledge of the Reporting Persons, any person named on Schedule A to the Statement, has effected any transaction in Common Stock during the past 60 days.

Cusip No. 93148P102	Page 45 of 55 Pages

Item 7. Material to be Filed as Exhibits.

The response set forth in Item 7 of the Statement is hereby amended by adding the following after the last paragraph of Item 7:

Exhibit 7: Joinder to the Joint Filing Agreement, dated as of May 28, 2013, of FCO MA II UB Securities

Cusip No. 93148P102	Page 46 of 55 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  May 28, 2013

Fortress Credit Opportunities Fund (A) LP

By:	FCO Fund GP LLC, its general partner

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Authorized Signatory

Fortress Credit Opportunities Fund II (A) LP

By:	FCO Fund II GP LLC, its general partner

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Authorized Signatory

Fortress Credit Opportunities Fund II (E) LP

By:	By: FCO Fund II GP LLC, its general partner

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Authorized Signatory

FCO MA II UB Securities LLC

By:	By: FCO Fund II GP LLC, its general partner

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Authorized Signatory

FCO MA II LP

By:	By: FCO MA II GP LLC, its general partner

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Authorized Signatory

Cusip No. 93148P102	Page 4 of 55 Pages

FCO MA LSS LP

By:	FCO MA LSS GP LLC, its general partner

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Authorized Signatory

Fortress Credit Opportunities Fund (B) LP

By:	FCO Fund GP LLC, its general partner

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Authorized Signatory

Fortress Credit Opportunities Fund (C) L.P.

By:	By: FCO Fund GP LLC, its general partner

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Authorized Signatory

Fortress Credit Opportunities Fund II (B) LP

By:	By: FCO Fund II GP LLC, its general partner

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Authorized Signatory

Fortress Credit Opportunities Fund II (C) L.P.

By:	By: FCO MA II GP LLC, its general partner

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Authorized Signatory

Cusip No. 93148P102	Page 48 of 55 Pages

Fortress Credit Opportunities Fund II (D) LP

By:	By: FCO Fund II GP LLC, its general partner

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Authorized Signatory

FTS SIP L.P.

By:	FCO MA GP LLC, its general partner

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Authorized Signatory

FCO Fund GP LLC

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Authorized Signatory

FCO Fund II GP LLC

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Authorized Signatory

FCO MA GP LLC

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Authorized Signatory

FCO MA II GP LLC

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Authorized Signatory

Cusip No. 93148P102	Page 49 of 55 Pages

FCO MA LSS GP LLC

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Authorized Signatory

Fortress Credit Opportunities Advisors LLC

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Authorized Signatory

Fortress Credit Opportunities MA Advisors LLC

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Authorized Signatory

Fortress Credit Opportunities MA II Advisors LLC

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Authorized Signatory

FCO MA LSS Advisors LLC

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Authorized Signatory

FCOF UB Investments LLC

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Authorized Signatory

FCOF II UB Investments LLC

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Authorized Signatory

Cusip No. 93148P102	Page 50 of 55 Pages

Fortress Investment Fund V (Fund A) L.P.

By its General Partner Fortress Fund V GP L.P.

By its Geneeral Partner Fortress Fund V GP Holdings Ltd.

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Authorized Signatory

Fortress Investment Fund V (Fund D) L.P.

By its General Partner Fortress Fund V GP L.P.

By its General Partner Fortress Fund V GP Holdings Ltd.

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Secretary

Fortress Investment Fund V (Fund E) L.P.

By its General Partner Fortress Fund V GP L.P.

By its Geneeral Partner Fortress Fund V GP Holdings Ltd.

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Secretary

Fortress Investment Fund V (Fund B) L.P.

By its General Partner Fortress Fund V GP (BCF) L.P.

By its Geneeral Partner Fortress Fund V GP (BCF) L.P.

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Secretary

Cusip No. 93148P102	Page 51 of 55 Pages

Fortress Investment Fund V (Fund C) L.P.

By its General Partner Fortress Fund V GP (BCF) L.P.

By its Geneeral Partner Fortress Fund V GP (BCF) Holdings Ltd.

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Authorized Signatory

Fortress Investment Fund V (Fund F) L.P.

By its General Partner Fortress Fund V GP (BCF) L.P.

By its General Partner Fortress Fund V GP (BCF) Holdings Ltd.

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Authorized Signatory

Fortress Investment Fund V (Fund G) L.P.

By its General Partner Fortress Fund V GP (BDF) L.P.

By its Geneeral Partner Fortress Fund V GP (BDF) Holdings Ltd.

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Secretary

Fortress Fund V L.P.

By its General Partner Fortress Fund V Holdings Ltd.

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Secretary

Cusip No. 93148P102	Page 52 of 55 Pages

Fortress Fund V GP (BDF) L.P.

By its General Partner Fortress Fund V GP (BCF) Holdings Ltd.

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Secretary

FIG LLC

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Secretary

Hybrid GP Holdings LLC

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Authorized Signatory

Fortress Fund V GP Holdings Ltd.

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Secretary

Fortress Fund V GP (BCF) Holdings Ltd.

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Secretary

Principal Holdings I L.P.

By its General Partner FIG Asset Co. LLC

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Secretary

Cusip No. 93148P102	Page 53 of 55 Pages

FIG Asset Co. LLC

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Secretary

Fortress Operating Entity I LP

By its General Partner FIG Corp.

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Secretary

FIG Corp.

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Secretary

Fortress Investment Group LLC

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	General Counsel & Secretary

Cusip No. 93148P102	Page 54 of 55 Pages

Schedule A-1

DIRECTORS AND EXECUTIVE OFFICERS

The name and principal occupation of each of the directors and executive officers of FCO MA II UB Securities LLC are listed below. Unless otherwise indicated below, the principal business address of each of the directors and executive officers is c/o Fortress Investment Group LLC 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.

Name	Principal Occupation
Peter L. Briger, Jr.	Chairman
Constantine M. Dakolias	President
Marc K. Furstein	Chief Operating Officer
Adam Rockfeld	Chief Financial Officer
Glenn P. Cummins	Treasurer
James K. Noble III	Secretary
Daniel N. Bass	Authorized Signatory
David N. Brooks	Authorized Signatory

Cusip No. 93148P102	Page 55 of 55 Pages

Joinder to the Joint Filing Agreement

Reference is made to the Joint Filing Agreement dated as of June 18, 2012 (the “Joinder Agreement”) among the following persons: (i) CW Financial Services LLC (“CW Financial”), (ii) CWFS Holdings LLC (“CWFS Holdings”), (iii) Galaxy Acquisition LLC, (iv) Galaxy CF Holdings LLC, (v) Galaxy PEF Holdings LLC, (vi) Fortress Credit Opportunities Fund (A) LP, (vii) Fortress Credit Opportunities Fund II (A) LP, (viii) Fortress Credit Opportunities Fund II (E) LP, (ix) FCO MA II LP, (x) FCO MA LSS LP, (xi) Galaxy CF UST Investment Holdings LLC, (xii) Fortress Credit Opportunities Fund (B) LP, (xiii) Fortress Credit Opportunities Fund (C) L.P., (xiv) Fortress Credit Opportunities Fund II (B) LP, (xv) Fortress Credit Opportunities Fund II (C) L.P., (xvi) Fortress Credit Opportunities Fund II (D) L.P., (xvii) FTS SIP L.P., (xviii) FCO Fund GP LLC, (xix) FCO Fund II GP LLC, (xx) FCO MA GP LLC, (xxi) FCO MA II GP LLC, (xxii) FCO MA LSS GP LLC, (xxiii) Fortress Credit Opportunities Advisors LLC, (xxiv) Fortress Credit Opportunities MA Advisors LLC, (xxv) Fortress Credit Opportunities MA II Advisors LLC, (xxvi) FCO MA LSS Advisors LLC, (xxvii) Fortress Investment Fund V (Fund A) L.P.. (xxviii) Fortress Investment Fund V (Fund D) L.P., (xxix) Fortress Investment Fund V (Fund E) L.P., (xxx) Galaxy Acquisition Blocker B LLC, (xxxi) Galaxy Acquisition Blocker CFG LLC, (xxxii) Fortress Investment Fund V (Fund B) L.P., (xxxiii) Fortress Investment Fund V (Fund C) L.P., (xxxiv) Fortress Investment Fund V (Fund F) L.P., (xxxv) Fortress Investment Fund V (Fund G) L.P., (xxxvi) Fortress Fund V GP L.P., (xxxvii) Fortress Fund V GP (BCF) L.P., (xxxviii) FIG LLC, (xxxix) Hybrid GP Holdings LLC, (xl) Fortress Fund V GP Holdings Ltd., (xli) Fortress Fund V GP (BCF) Holdings Ltd., (xlii) Principal Holdings I LP, (xliii) FIG Asset Co. LLC, (xliv) Fortress Operating Entity I LP, (xlv) FIG Corp. and (xlvi) Fortress Investment Group LLC

As of the date hereof, the undersigned hereby agrees to become bound by the obligations of the Joinder Agreement.

This Joinder to the Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of May 28, 2013.

FCO MA II UB Securities LLC

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Authorized Signatory